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                                                                     EXHIBIT 3.3





                    RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                          LIN TELEVISION CORPORATION

         LIN Television Corporation, a corporation organized and existing under the Delaware General Corporation Law (the "DGCL"), does hereby certify:

         1. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 18, 1990.

         2. The following Restated Certificate of Incorporation was duly proposed by this corporation's Board of Directors pursuant to the applicable provisions of Section 242 and Section 245 of the DGCL. In lieu of a meeting of the stockholders, written consent has been given for the adoption of said Restated Certificate of Incorporation and the amendments to be made thereby pursuant to the applicable provisions of Sections 242 and 245 of the DGCL.

                               ARTICLE 1. NAME

          The name of this corporation is LIN Television Corporation.

                    ARTICLE 2. REGISTERED OFFICE AND AGENT

                 The address of the initial registered office of this corporation is Suite L-100, 32 Loockerman Square, Dover, County of Kent, Delaware 19901, and the name of its initial registered agent at such address is The Prentice-Hall Corporation System, Inc.

                             ARTICLE 3. PURPOSES

                 The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

                              ARTICLE 4. SHARES

                 The total number of shares of stock which this corporation shall have authority to issue is 105,000,000 shares, of which 90,000,000 shares shall be shares of common stock, par value $0.01 per share, and 15,000,000 shares shall be shares of preferred stock, par value $0.01 per share. Authority is hereby expressly granted to the Board of Directors to fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions which are permitted by the DGCL in respect of any class or classes of stock or any series of any class of stock of the corporation.
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                              ARTICLE 5. BY-LAWS

                 The Board of Directors shall have the power to adopt, amend or repeal the By-laws of this corporation; provided, however, that the Board of Directors may not repeal or amend any by-law that the stockholders have expressly provided may not be amended or repealed by the Board of Directors. The stockholders shall also have the power to adopt, amend or repeal the By-laws.

                        ARTICLE 6. BOARD OF DIRECTORS

                 The number of Directors of this corporation shall be determined in the manner provided by the By-laws and may be increased or decreased from time to time in the manner provided therein. Written ballots are not required in the election of Directors.

                         ARTICLE 7. PREEMPTIVE RIGHTS

                 Preemptive rights shall not exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                         ARTICLE 8. CUMULATIVE VOTING

                 The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

            ARTICLE 9. AMENDMENTS TO CERTIFICATE OF INCORPORATION

                 This corporation reserves the right to amend or repeal any of the provisions contained in this Certificate of Incorporation in any manner now or hereafter permitted by law, and the rights of the stockholders of this corporation are granted subject to this reservation.

                ARTICLE 10. LIMITATION OF DIRECTOR LIABILITY

                 To the full extent that the DGCL, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of this corporation shall not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article 10 shall not adversely affect any right or protection of a director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. In addition to any requirements or any other provisions herein or in the terms of any class or series of capital stock having a preference over the common stock of this corporation as to dividends or upon liquidation (and notwithstanding that a lesser percentage may be specified by law), the affirmative vote of the holders of 80% or more of the voting power of the outstanding

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voting  stock of this corporation, voting together as a single class, shall be required to amend, alter or repeal any provision of this Article 10.

             ARTICLE 11. ACTION BY STOCKHOLDERS WITHOUT A MEETING

                 Action may be taken by the stockholders of this corporation without a meeting, without prior notice and without a vote, in accordance with the terms of Section 228 of the DGCL.

                        ARTICLE 12. FOREIGN OWNERSHIP

                 To the extent deemed necessary or appropriate by the Board of Directors to enable this corporation to engage in any business or activity directly or indirectly conducted by it in compliance with the laws of the United States of America as now in effect or as they may hereafter from time to time be amended, this corporation may adopt such by-laws as may be necessary or advisable to comply with the provisions and avoid the prohibitions of any such law. Without limiting the generality of the foregoing, such by-laws may restrict or prohibit the transfer of shares of capital stock of this corporation to, and the voting of such stock by, aliens or their representatives, or corporation organized under the laws of any foreign country or their representatives, or corporations directly or indirectly controlled by aliens or by any such corporation or representative.

                 IN WITNESS WHEREOF, the undersigned has executed this document and affirms, under penalties of perjury, that the statements herein are true and that this instrument is the act and deed of LIN Television Corporation as of this 17th day of November, 1994.

                                                   LIN TELEVISION CORPORATION



                                                   By [ILLEGIBLE]
                                                     ---------------------------
ATTEST:



/s/ GAYLE C. JONES
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